Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS

Hiperos, LLC

Year Ended December 31, 2017

With Report of Independent Auditors

Hiperos, LLC

Consolidated Financial Statements

Year Ended December 31, 2017

Report of Independent Auditors

To the Managing Members of Hiperos, LLC

We have audited the accompanying consolidated financial statements of Hiperos, LLC, which comprise the consolidated balance sheet as of December 31, 2017, and the related consolidated statements of comprehensive loss, member’s equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hiperos, LLC at December 31, 2017, and the consolidated results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young
New York, New York

May 1, 2018

except for Note 7, as to which the date is February 21, 2019

Hiperos, LLC

Consolidated Balance Sheet

December 31 2017
Assets
Current assets:
Cash and cash equivalents	$4,987,249
Accounts receivable, net	7,465,275
Prepaid expenses and other current assets	923,828

Total current assets	13,376,352
Property and equipment, net	785,087
Goodwill	74,658,805
Intangible assets, net	27,314,772

Total assets	$116,135,016

Liabilities and members’ equity
Current liabilities:
Accounts payable	$1,655,245
Accrued expenses	4,341,198
Due to Opus Global	4,971,535
Deferred revenues	14,999,680

Total current liabilities	25,967,658
Debt	4,050,000

Total liabilities	30,017,658

Members’ equity:
Contributed capital	132,503,000
Accumulated other comprehensive income	76,449
Accumulated deficit	(46,462,091)

Total members’ equity	86,117,358

Total liabilities and members’ equity	$116,135,016

See accompanying notes.

Hiperos, LLC

Consolidated Statement of Comprehensive Loss

Year Ended December 31 2017
Subscription and service revenues	$36,087,988

Cost of revenues	16,430,113

Gross profit	19,657,875

Operating expenses:
Depreciation and amortization	4,767,051
Research and development	11,212,428
Selling and marketing	10,498,339
General and administrative	8,391,191

Total operating expenses	34,869,009

Loss from operations	(15,211,134)
Interest and other (expense) income, net	(202,914)

Net loss	(15,414,048)

Other comprehensive loss:
Foreign currency translation	(36,063)

Total other comprehensive loss	(36,063)

Comprehensive loss	$(15,450,111)

See accompanying notes.

Hiperos, LLC

Consolidated Statement of Members’ Equity

	Hiperos Units		Contributed Capital	Other Accumulated Comprehensive Income	Accumulated Deficit	Total Members’ Equity
	Number of Units	Amount
Balance, January 1, 2017	2,000	—	122,453,000	112,512	(31,048,043)	91,517,469
Capital contribution	—	—	10,050,000	—	—	10,050,000
Translation adjustments	—	—	—	(36,063)	—	(36,063)
Net loss	—	—	—	—	(15,414,048)	(15,414,048)

Balance, December 31, 2017	2,000	$—	$132,503,000	$76,449	$(46,462,091)	$86,117,358

See accompanying notes.

Hiperos, LLC

Consolidated Statement of Cash Flows

Year Ended December 31 2017
Operating activities
Net loss	$(15,414,048)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,767,050
Changes in operating assets and liabilities:
Accounts receivable	1,212,120
Other current assets	387,311
Accounts payable	(217,399)
Accrued expenses	1,691,114
Due to Opus Global	750,945
Deferred revenues	746,132

Net cash used in operating activities	(6,076,775)

Investing activities
Purchases of property and equipment	(96,451)

Net cash used in investing activities	(96,451)

Financing activities
Capital contributions	10,050,000

Net cash provided by financing activities	10,050,000

Effect of exchange rates on cash and cash equivalents	(36,063)

Net increase in cash and cash equivalents	3,840,711
Cash and cash equivalents, beginning of period	1,146,538

Cash and cash equivalents, end of period	$4,987,249

See accompanying notes.

Hiperos, LLC

Notes to Consolidated Financial Statements

December 31, 2017

1. Organization and Significant Accounting Policies

Organization

Hiperos, LLC (the Company or Hiperos) was organized as a Delaware limited liability company (LLC) in December 2006. On July 1, 2014, the Company was acquired by and became a 100% owned subsidiary of Opus Global Holdings LLC (Opus Global). On October 1, 2015, a wholly owned subsidiary of Opus Global acquired all of the shares of Alacra, LLC from multiple owners and subsequently transferred all of its rights, title, and interests of Alacra, LLC to Hiperos in exchange for units in Hiperos. The Company provides business software, delivered as a service, which enables global organizations to measure, monitor, and communicate with their external business relationships. Additionally, the Company develops and sells workflow tools and reference data products which helps its customers maintain accurate data on their clients and counterparties. The Company’s headquarters is located in New York, NY. The Company conducts its business with additional locations in the United States, United Kingdom, and Singapore.

Basis of Presentation

The financial statements of the Company were prepared in conformity with accounting principles generally accepted in the United States (US GAAP). The Company’s Statement of Comprehensive Loss includes expense allocations of certain management oversight services performed by Opus Global. These expense allocations have been determined on a basis management believes reasonably reflects the utilization of services provided and benefits received, but may differ from the costs that would have been incurred had the Company operated as an independent entity.

The corporate expense allocated for the year ended December 31, 2017, was $247,798, which is included in general and administrative expenses in the Statement of Comprehensive Loss and Due to Opus Global in the balance sheet at December 31, 2017.

Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany transactions and balances have been eliminated in consolidation.

Hiperos, LLC

Notes to Consolidated Financial Statements (continued)

1. Organization and Significant Accounting Policies (continued)

Use of Estimates

The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts in the financial statements and accompanying notes. These estimates form the basis for judgments the Company makes about the carrying values of assets and liabilities that are not readily apparent from other sources. The Company bases its estimates and judgments on historical experience and on various other assumptions that the Company believes are reasonable under the circumstances. GAAP requires the Company to make estimates and judgments in several areas, including those related to revenue recognition, goodwill, and definite-lived intangible assets. These estimates are based on management’s knowledge about current events and expectations about actions the Company may undertake in the future. Actual results could differ materially from those estimates.

Revenue Recognition

The Company commences revenue recognition when all of the following conditions are met:

•	There is persuasive evidence of an arrangement;

•	The service has been or is being provided to the customer;

•	The collection of the fees is reasonably assured; and

•	The fee is fixed or determinable.

Revenue consists of:

•	Subscription revenues, which are comprised of subscription fees from customers accessing the Company’s internet delivered software.

•	Usage based revenue, which are comprised of retrieval fees charged on a pay-per-view basis as information is downloaded from content information.

•	Professional services which are comprised of process mapping, planning, strategy, content creation, data migration, and additional services that some clients outsource to the Company.

Hiperos, LLC

Notes to Consolidated Financial Statements (continued)

1. Organization and Significant Accounting Policies (continued)

In substantially all of the subscription revenue transactions, the Company’s customers do not have the contractual right to take possession of software. Instead, the software is delivered through the internet from the Company’s third-party hosting facilities. Therefore, these arrangements are treated as hosting service agreements in which revenue is recognized ratably over the related hosting contract. Recognition of subscriptions revenue generally commences on the later of the start date specified in the subscription arrangement, the date the customer has initial access to the system, or when all of the revenue recognition criteria have been met. The initial access date is the point in time that a customer is provided access to use the capabilities of the Company’s on-demand application suite. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the revenue recognition criteria have been met. If an agreement contains non-standard acceptance or non-standard performance criteria, the Company defers revenues until these conditions are satisfied. User based revenues are recognized in the period in which usage occurs.

The majority of the Company’s professional services contracts are on a time and material or fixed fee basis. When these services are not combined with subscription revenues as a single unit of accounting, these revenues are recognized as the services are rendered for time and material contracts, and when the milestones are achieved and accepted by the customer for fixed price contracts.

Many of the Company’s subscription agreements include multiple deliverables. The Company’s multiple element arrangements are comprised of a variety of different combinations of the deliverables mentioned above. The Company allocates revenue to each element based upon the relative fair value. Fair value would be allocated by using a hierarchy of (1) VSOE, (2) third-party evidence of selling price for that element, or (3) estimated selling price, or ESP, for individual elements of an arrangement when VSOE or third-party evidence of selling price is unavailable. For subscriptions, the ESP is based upon the contractual rates for each license level (group, professional, or enterprise) and a volume scale for the number of suppliers and/or relationships. For professional services, the ESP is typically the current hourly rate (list price) for the specific level of experience required. The Company determined that there is no material difference in the revenue allocation between subscription services and professional services through the use of the contractual rates in its contracts compared to a fair value analysis it performs annually in which license fees are allocated based on a percentage of list price.

Hiperos, LLC

Notes to Consolidated Financial Statements (continued)

1. Organization and Significant Accounting Policies (continued)

Deferred Revenue

Deferred revenue consists of billings or payments received in advance of revenue recognition from the Company’s subscription and professional services described above and is recognized as the revenue recognition criteria are met. The Company generally invoices customers in annual installments. The portion of deferred revenue that the Company anticipates will be recognized after the succeeding 12-month period is recorded as non-current deferred revenue. Current deferred revenue also includes services projects which have not been completed and/or accepted as of the reporting date and which cannot be recognized until delivered and accepted if that criteria exists.

Cost of Revenues

Cost of revenues primarily consists of costs related to hosting the Company’s application suite, compensation and related expenses for the data center, professional services and customer support staffs, and payments to outside service providers.

Income Taxes

The Company is a member limited liability corporation. Accordingly, no provision for income taxes is made in the financial statements.

Compliance with income tax regulations requires the Company to make decisions relating to the revenue and expenses in local filing areas. The Company’s determinations include decisions based on management’s knowledge of the underlying assets of the business, the legal ownership of these assets, and the ultimate transactions conducted with customers and other third parties. The calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax regulations in multiple tax jurisdictions. The Company may be periodically reviewed by tax authorities regarding the amount of taxes due. These reviews may include questions regarding the timing and amount of deductions and the allocation of income among various tax jurisdictions. The Company records estimated reserves when it is not probable that an uncertain tax position will be sustained upon examination by a taxing authority. These estimates are subject to change. There are no uncertain tax positions for which the Company has established a reserve.

Hiperos, LLC

Notes to Consolidated Financial Statements (continued)

1. Organization and Significant Accounting Policies (continued)

Cash and Cash Equivalents

The Company classifies as cash equivalents all highly liquid investments purchased with remaining maturities at the date of purchase of 90 days or less. The Company invests in money market funds which comprises $3,842,268 of cash and cash equivalents at December 31, 2017.

Accounts Receivable

Trade accounts receivable are recorded at invoiced amounts and do not bear interest. Estimated allowances for doubtful accounts are provided for based on an evaluation of potential uncollectible accounts. The Company evaluates accounts receivable to determine if they will ultimately be collected. Significant judgments and estimates are involved in performing this evaluation, which are based on factors that may affect a customer’s ability to pay, such as past experience, credit quality of the customer, age of the receivable balance, and current economic conditions. The allowance for doubtful accounts is for estimated losses resulting from accounts receivable for which their collection is not reasonably probable. Write-offs of accounts receivable and recoveries were not significant during the year. As of December 31, 2017, there was $343,461, recorded as an allowance for doubtful accounts.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, generally three to seven years.

The Company is required to capitalize qualifying computer software costs that are incurred during the application development stage and amortize them over the software’s estimated useful life. Due to the Company’s delivery of frequent product releases on a scheduled basis within any calendar year, there have been no material qualifying costs incurred during the application development stage in any of the periods presented, and no such costs have been capitalized.

The Company periodically reviews the carrying amounts of its fixed assets to determine whether current events or circumstances indicate that such carrying amounts may not be recoverable. An impairment adjustment would be recognized if the carrying value of such asset exceeds its fair value. No impairments were recorded in 2017.

Hiperos, LLC

Notes to Consolidated Financial Statements (continued)

1. Organization and Significant Accounting Policies (continued)

Goodwill and Intangible Assets

The Company records goodwill when the purchase price of the business acquired exceeds the fair value of the identifiable assets acquired and liabilities assumed. Goodwill is not amortized. Goodwill is subject to an annual impairment test or more frequently if impairment indicators are present. Goodwill impairment is deemed to exist if the net book value of a reporting unit exceeds its estimated fair value. The goodwill impairment test involves a two-step process. The first step, identifying a potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying value of the reporting unit exceeds its fair value, the second step would need to be conducted; otherwise, no further steps are necessary as no potential impairment exists. The second step, measuring the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. Any excess of the reporting unit goodwill carrying value over the respective implied fair value is recognized as an impairment loss.

Intangible assets result primarily from the Company’s acquisitions of businesses. Intangible assets subject to amortization are initially recognized at fair value and subsequently stated at amortized cost. Identifiable intangible assets other than goodwill are amortized on a straight-line basis over their estimated useful lives and are tested for impairment along with other long-lived assets.

Fair value measurements

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•

Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

Hiperos, LLC

Notes to Consolidated Financial Statements (continued)

1. Organization and Significant Accounting Policies (continued)

•

Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The carrying amounts of the Company’s financial instruments, including money market funds, accounts receivable, accounts payable, and accrued liabilities approximate their fair value.

Share Based Compensation

Opus Global provides equity incentive plans to certain Company employees under which equity awards are issued. The cost of such equity instruments is measured based on the grant-date fair value of the award. The Company estimates the fair value of these equity awards at the date of grant using a Black-Scholes option pricing model. The cost is recognized over the vesting period during which an employee is required to provide service in exchange for the award. Compensation costs attributable to these share-based payments are included within the appropriate financial statement caption in the accompanying Consolidated Statement of Comprehensive (Loss) and are not material to the Company’s results of operations. The unearned compensation expense attributable to unvested stock option awards as of December 31, 2017, which will be recognized over a weighted-average period of 5 years, is not material.

Warranties and Indemnification

The Company’s application suite is generally warranted to perform in a manner consistent with general industry standards that are reasonably applicable and materially in accordance with the Company’s documentation under normal use and circumstances.

The Company’s arrangements generally include provisions for indemnifying customers against liabilities if its services infringe a third party’s intellectual property rights or a breach by the Company of its confidentiality obligations harms a third party. To date, the Company has not incurred any costs as a result of those indemnifications and has not accrued any liabilities related to these obligations in the accompanying financial statements.

The Company has entered into service level agreements with a majority of its customers committing to defined levels of up-time, reliability, and performance, and permitting those customers to receive service credits or discounted future services, or to terminate their agreements, in the event that the Company fails to meet those levels. To date, the Company believes it has met the defined levels of reliability and performance required by those agreements.

Hiperos, LLC

Notes to Consolidated Financial Statements (continued)

1. Organization and Significant Accounting Policies (continued)

Advertising Costs

The Company expenses advertising costs as incurred. Advertising costs incurred were $71,349 for the year ended December 31, 2017.

Employee Termination Benefits

Termination benefits are payable when an employee is involuntarily terminated, or whenever an employee accepts voluntary termination in exchange for termination benefits. One-time involuntary termination benefits are recognized as a liability when the termination plan meets certain criteria and has been communicated to employees. If employees are required to render future service in order to receive these one-time termination benefits, the liability is recognized ratably over the future service period. During 2017, the Company adopted restructuring plans resulting in employee termination benefits of $792,326 which are recorded as general and administrative expenses on the accompanying Consolidated Statement of Comprehensive Loss. As of December 31, 2017, approximately $372,170 of these charges remained unpaid and will be paid in 2018.

Concentrations of Credit Risk and Significant Customers and Suppliers

Financial instruments that are potentially subject to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company reviews its accounts receivable monthly to assess an allowance for doubtful accounts. The allowance is based upon historical loss patterns, the number of days that billings are past due, and an evaluation of the potential risk of loss associated with problem accounts. The Company does not require its customers to provide collateral. Credit risk arising from accounts receivable is mitigated due to the large, well-capitalized customers composing the Company’s customer base and their dispersion across various industries. As of December 31, 2017, the Company had no customer with an accounts receivable or revenue balance amounting to greater than 10% of total accounts receivable or revenue.

The Company’s cash balances are maintained at a bank insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. Certain operating cash accounts may exceed the FDIC limits of $250,000 from time to time.

Hiperos, LLC

Notes to Consolidated Financial Statements (continued)

1. Organization and Significant Accounting Policies (continued)

The Company serves its customers and users from a third-party host and their related hosting facilities, which are dispersed on a global basis. The Company has internal procedures to restore services in the event of disasters at its current hosting facilities. Even with these procedures for disaster recovery in place, the Company’s service could be significantly interrupted during the implementation of the procedures to restore services. The Company has not reserved for potential exposure for service interruptions as it considers the likelihood of a material liability to be remote.

New accounting pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2014-09, Revenue from Contracts with Customers (ASC 606), as amended. The amendments provide guidance to clarify the principles for recognizing revenue and to develop a common revenue standard for GAAP and International Financial Reporting Standards. For non-public entities, the amendments are effective for annual reporting periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The Company is currently evaluating the impact ASU 2014-09 will have on its consolidated financial statements and disclosures.

Subsequent Events

Management has evaluated subsequent events through May 1, 2018, the date these financial statements were originally available to be issued and updated its evaluation through February 21, 2019 in conjunction with a reissuance of the financial statements (see Note 7).

2. Property and Equipment, Net

Property and equipment consists of the following at December 31, 2017:

2017
Computers, equipment and software	$1,551,972
Furniture and fixtures	581,215

Total	2,133,187
Less accumulated depreciation	1,348,100

Property and equipment, net	$785,087

Depreciation expense totaled $477,612 in 2017.

Hiperos, LLC

Notes to Consolidated Financial Statements (continued)

3. Intangible Assets, Net

The following table presents details regarding the Company’s total definite-lived intangible assets:

	Estimated Useful Life (in Years)	Gross	Accumulated Amortization	Net
December 31, 2017
Software	8-10	$33,740,000	$11,312,000	$22,428,000
Customer relationships	10-13	5,260,000	1,048,000	4,212,000
Trade names	5	1,140,000	597,000	543,000
Non-compete agreements	5	440,000	308,000	132,000

Total		$40,580,000	$13,265,000	$27,315,000

For the year ended December 31, 2017, an amount of $4,289,438 was recorded as amortization expense.

The amortization expense of the acquired intangible assets for each of the following five years is estimated to be as follows:

Year ending December 31:
2018	$4,289,442
2019	$4,218,961
2020	$4,131,446
2021	$4,092,446
2022	$3,975,446

4. Accrued expenses

Accrued expenses consist of the following at December 31, 2017:

2017
Accrued compensation	$2,801,417
Other	1,539,781

Total	$4,341,199

Hiperos, LLC

Notes to Consolidated Financial Statements (continued)

5. Commitments and Contingencies

Lease Commitments

The Company leases office space under non-cancelable operating leases with expiration dates through 2023. The Company has the option to renew its lease agreements for the facilities. The Company’s future contractual obligations would change if these options were exercised. The Company recognizes rent expense on the straight-line basis over the lease period, and, therefore, the timing of recognition of rent expense differs from cash rental payments. Rent expense for the year ended December 31, 2017, was $1,629,262.

Future minimum lease payments under non-cancelable operating leases are as follows:

Operating Leases
Year ending December 31:
2018	$1,737,727
2019	1,508,065
2020	731,611
2021	393,321
2022	403,279
Thereafter	204,129

$4,978,132

Legal Proceedings

The Company is involved in various legal proceedings arising in the normal course of its business. The Company accrues for a loss contingency when it determines that it is probable, after consultation with counsel, that a liability has been incurred and the amount of such loss can be reasonably estimated. At this time, the Company believes that the results of any such contingencies, either individually or in the aggregate, will not have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

Hiperos, LLC

Notes to Consolidated Financial Statements (continued)

6. Line of Credit

The company entered into a loan and security agreement with a financial institution to have a line of credit totaling $2,000,000, which was subsequently amended to increase the line of credit to $5,000,000. The line of credit carries an interest rate of prime +1.0% and has a maturity date of April 20, 2020. The related debt outstanding at the close of business on December 31, 2017, was $4,050,000. The amount of unused line of credit, subject to the terms of the related agreement, at December 31, 2017, was $950,000.

7. Subsequent Events

On December 7, 2018, Coupa Software Incorporated acquired all the issued and outstanding common stock of the Company for a purchase price of approximately $95 million (the “Acquisition”). Immediately prior to the Acquisition, the Company distributed its existing 100% interest in Alacra, LLC, a consolidated subsidiary of the Company, to the Company’s parent, Opus Global Holding, LLC. As part of the Acquisition, the outstanding balance of the Company’s debt was fully repaid and settled and the loan and security agreement was terminated.